UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2015

Vail Resorts, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	001-09614	51-0291762
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

390 Interlocken Crescent Broomfield, Colorado	80021
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (303) 404-1800

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01    Other Events.

6.50% Notes

On March 13, 2015, Vail Resorts, Inc. (the “Company”) delivered a redemption notice to The Bank of New York Mellon, as trustee (the “Trustee”), for the redemption of all $215.0 million aggregate principal amount of the Company’s outstanding 6.50% Senior Subordinated Notes due 2019 (CUSIP No. 91879Q AK5), originally issued on April 25, 2011 (the “6.50% Notes”), at a cash redemption price equal to 103.250% of the principal amount of the notes or $1,032.50 per $1,000.00 principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest to, but not including, the redemption date of May 1, 2015 (the “Redemption Date”). Upon completion of the redemption, no 6.50% Notes will remain outstanding.

Payment of the Redemption Price, plus accrued and unpaid interest, will be made on the Redemption Date. Interest on the 6.50% Notes called for redemption will cease to accrue from and after the Redemption Date. The notice of redemption will be sent by the Trustee to the registered holders of the 6.50% Notes in accordance with the requirements of the indenture governing the 6.50% Notes.

Eagle County Note

On March 13, 2015, the Company also delivered a redemption notice to U.S. Bank, N.A., as trustee (the “Trustee”), for the redemption of all $41.2 million aggregate principal amount of The Vail Corporation’s, d/b/a Vail Associates, Inc., issued and outstanding Sports Facilities Note (Eagle County, Colorado) Series 1998, originally issued on April 9, 1998 (the “Sports Facilities Note”), at a cash redemption price equal to 104.000% of the principal amount of the notes or $1,040.00 per $1,000.00 principal amount thereof (the “Redemption Price”), plus accrued and unpaid interest to, but not including, the redemption date of May 1, 2015 (the “Redemption Date”). Upon completion of the redemption, no Sports Facilities Notes will remain outstanding.

Payment of the Redemption Price, plus accrued and unpaid interest, will be made on the Redemption Date. Interest on the Sports Facilities Notes called for redemption will cease to accrue from and after the Redemption Date. The notice of redemption will be sent by the Trustee to the registered holders of the Sports Facilities Notes in accordance with the requirements of the financing agreement governing the Sports Facilities Note.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAIL RESORTS, INC.

Date: March 13, 2015	By:	/s/ Michael Z. Barkin
Name: Michael Z. Barkin
Title: Executive Vice President and Chief Financial Officer